Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5:00 p.m. July 22, 2008
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 866-248-4344

No. 10

SUNOCO LOGISTICS PARTNERS L.P. REPORTS RECORD RESULTS WITH A 103 PERCENT INCREASE IN NET INCOME FOR THE SECOND QUARTER 2008 AND DECLARES SECOND QUARTER DISTRIBUTION

PHILADELPHIA, July 22, 2008 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced record quarterly net income for the second quarter ended June 30, 2008 of $51.3 million, or $1.21 per limited partner unit on a diluted basis, compared with $25.3 million, or $0.76 per limited partner unit on a diluted basis, for the second quarter ended June 30, 2007. Operating income for the second quarter ended June 30, 2008 increased by $24.6 million, or 71 percent, from the prior year’s second quarter. The improvement was driven by higher margins and fees across all segments, stronger asset utilization in the Western Pipeline system and additional tankage placed into service at the Nederland terminal during 2007 and 2008. These improvements to operating income were partially offset by lower volumes in the Eastern Pipeline and Terminal systems. Decreased interest expense contributed further to the $26.0 million increase in net income.

For the six months ended June 30, 2008, net income increased to $88.8 million compared to $47.6 million for the first six months of 2007. Operating income for the first half of 2008 increased $38.9 million, or 59 percent, when compared to the prior year period. The increase was the result of higher margins and fees across all segments, improved asset utilization within the Western Pipeline system and additional tankage placed into service at the Nederland terminal during 2007 and 2008. These improvements to operating income were partially offset by lower volumes in the Eastern Pipeline system and Terminal Facilities along with a $5.7 million non-cash impairment charge related to a cancelled project. Decreased interest expense contributed further to the $41.2 million increase in net income.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the second quarter of 2008 of $0.935 per common partnership unit ($3.74 annualized) payable August 14, 2008 to unit holders of record on August 7, 2008.

“The second quarter represents the second straight record quarter for Sunoco Logistics Partners,” said Deborah M. Fretz, President and Chief Executive Officer. “Over the past year, we have improved the business with solid, sustainable growth by capitalizing on market opportunities and realizing higher value from our infrastructure in the current marketplace. Since last year we have completed construction of four additional tanks at our Nederland terminal, with six additional tanks at various stages of completion. Our announced crude oil project for Motiva is expected to come within our cost projections and the tankage will be completed early. Our geographically diverse group of businesses has served us well in the current market place and we expect to sustain and grow our future cash flow and distributions. As a result, we increased the distribution to our unit holders by $0.16 from $3.58 per unit to $3.74 per unit, which represents the twentieth distribution increase in the past twenty-one quarters, an 11.7 percent increase over the second quarter 2007.”

Segmented Second Quarter Results

Eastern Pipeline System

Operating income for the Eastern Pipeline system increased $3.8 million to $14.6 million for the second quarter ended June 30, 2008 compared to the prior year’s second quarter. Sales and other operating revenue increased by $1.0 million to $29.0 million due primarily to higher fees across the Partnership’s refined product and crude oil pipelines, partially offset by decreased volumes. Other income decreased $0.8 million compared to the prior year’s second quarter due primarily to a decrease in equity income associated with the Partnership’s joint venture interests. Operating expenses decreased by $3.6 million to $10.0 million due primarily to the impact of increased crude oil and refined product prices on operating gains and a decreased level of environmental charges. These changes were partially offset by increased utility costs throughout the system.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $2.4 million to a record level of $17.9 million for the second quarter ended June 30, 2008 compared to the prior year’s second quarter. Sales and other operating revenue increased by $4.0 million to $39.3 million due primarily to the addition of tankage at the Nederland terminal, increased terminal fees, sales of product overages which were favorably impacted by the increased price of crude oil and increased product additive revenues. These increases were partially offset by decreased throughput within the refinery and refined product terminals. Other income increased $0.8 million from the prior year’s second quarter as a result of the final insurance recovery for hurricane damage sustained during 2005 at the Partnership’s Nederland terminal. Cost of goods sold and operating expenses increased by $1.1 million to $13.9 million for the second quarter of 2008 due primarily to increased product additive costs, higher utility costs and timing of maintenance activity. Selling, general and administrative expenses increased by $1.1 million to $4.2 million for the second quarter of 2008. During 2007, expenses were reduced by $0.9 million in connection with an insurance recovery.

Western Pipeline System

Operating income for the Western Pipeline system increased $18.5 million to a record level of $26.9 million for the second quarter of 2008 compared to the prior year’s second quarter due primarily to improved asset utilization resulting from the creation of a bi-directional pipeline connection to the Partnership’s Nederland terminal, increased pipeline volumes and fees and higher lease acquisition margins. Other income increased $1.1 million compared to the prior year’s quarter due primarily to a gain recognized on the insurance recovery discussed earlier.

Higher crude oil prices were a key driver of the overall increase in total revenue, cost of products sold and operating expenses from the prior year’s quarters. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $124.00 per barrel for the second quarter of 2008 from $65.02 per barrel for the second quarter of 2007.

Segmented Six Month Results

Eastern Pipeline System

Operating income for the Eastern Pipeline system increased $4.8 million to $25.3 million for the six months ended June 30, 2008 compared to the prior year period. Sales and other operating revenue increased by $3.0 million to $57.8 million due primarily to higher fees across the Partnership’s refined product and crude oil pipelines, partially offset by decreased volumes. Other income decreased $2.1 million compared to the prior year period as a result of a decrease in equity income associated with the Partnership’s joint venture interests. Operating expenses decreased by $3.6 million to $22.0 million due primarily to the impact of increased crude oil and refined product prices on operating gains and a decreased level of environmental charges. This decrease was partially offset by increased utility costs throughout the system.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $1.3 million to $29.1 million for the six months ended June 30, 2008 compared to the prior year period. Operating income was reduced during the first six months of 2008 due to a $5.7 million non-cash impairment charge related to the Partnership’s decision to discontinue efforts to expand LPG storage capacity at its Inkster, Michigan facility. Sales and other operating revenue increased by $10.5 million to $78.7 million due primarily to the addition of new tankage at the Nederland terminal, higher fees at the Partnership’s Nederland and refined products terminals, the sale of product overages which were favorably impacted by the increased price of crude oil and increased product additive revenues. The increases were partially offset by decreased volumes in the Partnership’s refinery and refined products terminals. Other income increased $0.8 million from the first six months of 2008 as a result of the insurance recovery discussed above. Cost of goods sold and operating expenses increased by $2.3 million to $27.6 million for the period ended June 30, 2008 due primarily to increased utility costs and timing of maintenance activity. Selling, general and administrative expenses increased by $1.5 million to $9.1 million for the six months ended June 30, 2008. During 2007, expenses were reduced by $0.9 million in connection with an insurance recovery.

Western Pipeline System

Operating income for the Western Pipeline system increased $32.8 million to $50.2 million for the first six months of 2008 compared to the prior year period due primarily to improved asset utilization resulting from creation of a bi-directional pipeline connection to the Partnership’s Nederland terminal, increased pipeline volumes and fees and higher lease acquisition margins. Other income also contributed to the increased profitability due to increased equity income associated with the Partnership’s joint venture interests and the gain on an insurance recovery discussed above.

Higher crude oil prices were a key driver of the overall increase in total revenue, cost of products sold and operating expenses from the prior year period. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $110.98 per barrel for the first six months of 2008 from $61.64 per barrel for the first six months of 2007.

Other Analysis

Financing Costs

Net interest expense decreased $2.4 million for the six months ended June 30, 2008, compared to the prior year period. The decrease was due primarily to decreased borrowings and lower interest rates related to the Partnership’s revolving credit facility along with an increase in capitalized interest driven by the Partnership’s expansion capital program. As of June 30, 2008, the Partnership had total debt outstanding of $514.2 million, which consisted of $424.2 million of Senior Notes and $90.0 million of borrowings under the Partnership’s credit facility as compared to $515.1 million at December 31, 2007.

Capital Expenditures

Maintenance capital expenditures for the six months ended June 30, 2008 were $7.8 million. The Partnership continues to expect that maintenance capital spending for 2008 will be approximately $26.0 million for the full year.

Expansion capital expenditures for the six months ended June 30, 2008 were $44.5 million compared to $56.3 million for the first six months of 2007. Expansion capital for 2007 included the $13.4 million acquisition of a 50 percent interest in the Syracuse, New York refined products terminal. Expansion capital for 2008 includes construction in progress, in connection with the Partnership’s agreement with Motiva Enterprises LLC, of three crude oil storage tanks at its Nederland Terminal and a crude oil pipeline from Nederland to Motiva’s Port Arthur, Texas refinery. Expansion capital also includes construction of five additional crude oil storage tanks at Nederland, of which two began construction during the second quarter of 2008. These five crude oil storage tanks will have a combined shell capacity of approximately 3.0 million barrels.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Income Statement
Sales and other operating revenue	$3,315,421	$1,630,280	$5,709,810	$3,179,850
Other income	8,783	7,698	13,609	12,737

Total Revenues	3,324,204	1,637,978	5,723,419	3,192,587

Cost of products sold and operating expenses	3,240,861	1,580,330	5,564,111	3,079,588
Depreciation and amortization	9,830	9,407	19,489	18,311
Selling, general and administrative expenses	14,126	13,487	29,557	29,006
Impairment Charge	—	—	5,674	—

Total costs and expenses	3,264,817	1,603,224	5,618,831	3,126,905

Operating income	59,387	34,754	104,588	65,682
Interest cost and debt expense, net	8,928	10,445	17,398	19,619
Capitalized interest	(864)	(945)	(1,636)	(1,498)

Net Income	$51,323	$25,254	$88,826	$47,561

Calculation of Limited Partners’ interest:
Net Income	$51,323	$25,254	$88,826	$47,561
Less: General Partner’s interest	(16,565)	(3,552)	(26,219)	(5,631)

Limited Partners’ interest in Net Income	$34,758	$21,702	$62,607	$41,930

Net Income per Limited Partner unit
Basic	$1.21	$0.76	$2.19	$1.47

Diluted	$1.21	$0.76	$2.17	$1.46

Weighted average Limited Partners’ units outstanding:
Basic	28,657,485	28,586,280	28,642,571	28,575,697

Diluted	28,840,262	28,723,884	28,823,146	28,713,365

Capital Expenditure Data:
Maintenance capital expenditures	$4,449	$4,905	$7,771	$7,541
Expansion capital expenditures	24,694	41,029	44,503	56,274

Total	$29,143	$45,934	$52,274	$63,815

	June 30, 2008	December 31, 2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	514,201	515,104
Total Partners’ Capital	618,030	591,045

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Eastern Pipeline System:
Sales and other operating revenue	$28,951	$27,916	$57,843	$54,890
Other income	2,971	3,796	4,250	6,332

Total Revenues	31,922	31,712	62,093	61,222

Operating expenses	10,034	13,627	21,985	25,583
Depreciation and amortization	2,465	2,249	4,879	4,556
Selling, general and administrative expenses	4,866	5,021	9,936	10,580

Operating Income	$14,557	$10,815	$25,293	$20,503

Terminal Facilities:
Sales and other operating revenues	$39,272	$35,279	$78,656	$68,159
Other Income	825	—	825	—

Total Revenues	40,097	35,279	79,481	68,159

Operating expenses	13,913	12,797	27,601	25,278
Depreciation and amortization	4,056	3,815	7,993	7,490
Selling, general and administrative expenses	4,218	3,139	9,093	7,608
Impairment Charge	—	—	5,674	—

Operating Income	$17,910	$15,528	$29,120	$27,783

Western Pipeline System:
Sales and other operating revenue	$3,247,198	$1,567,078	$5,573,311	$3,056,786
Other income	4,987	3,909	8,534	6,420

Total Revenues	3,252,185	1,570,987	5,581,845	3,063,206

Cost of products sold and operating expenses	3,216,914	1,553,906	5,514,525	3,028,727
Depreciation and amortization	3,309	3,343	6,617	6,265
Selling, general and administrative expenses	5,042	5,327	10,528	10,818

Operating Income	$26,920	$8,411	$50,175	$17,396

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	61,028,163	63,253,888	60,705,947	63,372,001
Revenue per barrel mile (cents)	0.521	0.485	0.524	0.479

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	428,704	440,152	423,662	427,923
Nederland terminal	526,350	529,462	539,702	536,840
Refinery terminals (4)	622,011	715,462	648,604	664,768

Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	547,489	535,715	548,957	534,816
Crude oil purchases at wellhead (bpd)	177,317	180,390	174,381	182,757
Gross margin per barrel of pipeline throughput (cents) (5)	54.1	20.2	52.3	22.5

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Includes results from the Partnership’s purchase of a 50% undivided interest in a refined products terminal in Syracuse, New York in June 2007.
(4)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding the second-quarter results is scheduled for Wednesday morning, July 23 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 54169985”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #54169985.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined products terminal capacity and 22.8 million shell barrels of crude oil terminal capacity (including approximately 15.9 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on April 30, 2008. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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